Exhibit 4.4

This THIRD SUPPLEMENTAL INDENTURE (the "Third Supplemental Indenture"), dated as of March 31, 2017, between SCORPIO TANKERS INC., a corporation duly organized and existing under the laws of the Republic of The Marshall Islands (the "Company"), and DEUTSCHE BANK TRUST COMPANY AMERICAS, a New York banking corporation, as trustee (the "Trustee").
RECITALS
WHEREAS, the Company and the Trustee have heretofore executed and delivered an indenture, dated as of May 12, 2014 (the "Indenture"), providing for the issuance by the Company from time to time of its Securities to be issued in one or more series;
WHEREAS, Sections 2.01, 2.02 and 9.01 of the Indenture provide, among other things, that the Company and the Trustee may enter into indentures supplemental to the Indenture to provide for the issuance of, and to establish the form, terms and conditions applicable to any series of Securities;
WHEREAS, the Company intends by this Third Supplemental Indenture to create and provide for the issuance of a new series of Securities to be designated as the "8.25% Senior Notes due 2019" (the "Notes");
WHEREAS, pursuant to Section 9.01(e) of the Indenture, the Trustee and the Company are authorized to execute and deliver this Third Supplemental Indenture to supplement the Indenture; and
WHEREAS, all things necessary to make the Notes, when executed by the Company and authenticated and delivered by the Trustee, issued upon the terms and subject to the conditions set forth hereinafter and in the Indenture and delivered as provided in the Indenture against payment therefor, valid, binding and legal obligations of the Company according to their terms, and all actions required to be taken by the Company under the Indenture to make this Third Supplemental Indenture a valid, binding and legal agreement of the Company, have been done.
NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the sufficiency and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE I
Definitions and Incorporation by Reference
Section 1.01          Definitions.  (a) All capitalized terms used herein and not otherwise defined below shall have the meanings ascribed thereto in the Indenture.
(b)          The following are definitions used in this Third Supplemental Indenture, and to the extent that a term is defined both herein and in the Indenture, the definition in this Third Supplemental Indenture shall govern with respect to the Notes.
"Cash and Cash Equivalents" means, as of a given date, the Company's cash and cash equivalents as determined in accordance with IFRS.

"Continuing Director" means a director who either was a member of the Board of Directors on the Issue Date or who becomes a member of the Board of Directors subsequent to the Issue Date and whose election, appointment or nomination for election by the Company's stockholders is duly approved by a majority of the continuing directors on the Board of Directors at the time of such approval by such election or appointment.
"Credit Facility" means, with respect to the Company or any Subsidiary of the Company, any debt or commercial paper facilities with banks or other lenders providing for revolving credit, term loans or letters of credit or any agreement treated as a finance or capital lease if and to the extent any of the preceding items would appear as a liability upon a balance sheet of the specified Person prepared in accordance with IFRS.
"Cross Default" means the occurrence, with respect to any debt of the Company or any Subsidiary having an aggregate principal amount of $25.0 million or more in the aggregate for all such debt of all such Persons, of (i) an event of default that results in such debt being due and payable prior to its scheduled maturity or (ii) a failure to make a principal payment when due and such defaulted payment is not made, waived or extended within any applicable grace period.
"IFRS" means the International Financial Reporting Standards as issued by the International Accounting Standards Board.
"Immaterial Subsidiary" means any Subsidiary of the Company whose net book value of its assets or revenues is not in excess of 10% of the net book value of the consolidated Total Assets or consolidated vessel revenue of the Company as set out in the annual audited consolidated financial statements of the Company for the immediately preceding fiscal year, provided, that, at no time shall (a) the total assets of all Immaterial Subsidiaries exceed 10% of the consolidated Total Assets of the Company or (b) the total vessel revenues calculated with respect to all Immaterial Subsidiaries (calculated on a stand-alone basis), in the aggregate, exceed 10% of the consolidated vessel revenue of the Company, in each case as set out in the annual audited consolidated financial statements of the Company for the immediately preceding fiscal year.
"Immediate Family Member" means an individual's spouse, parent, children and siblings.
"Issue Date" means March 31, 2017, the original issue date of the Notes.
"Limited Permitted Asset Sale" means any sale, transfer, lease or other disposition of any of the Company's or its Subsidiaries' assets (in the ordinary course of business or otherwise) during a single fiscal year, in a single transaction or series of transactions, (i) the Net Proceeds of which have not been applied pursuant to clauses 6.06(a) through 6.06(e) of this Third Supplemental Indenture in accordance with the requirements of Section 6.06 of this Third Supplemental Indenture and (ii) that results in Net Proceeds in excess of the amount provided for in clause (b) of the definition of Permitted Asset Sale, provided, that the Net Proceeds of such Limited Permitted Asset Sale represent consideration at the time of such sale, transfer, lease or other disposition at least equal to the fair market value (including as to the value of all non-cash consideration), as determined in good faith by the Board of Directors of the Company, of the assets subject to such sale, transfer, lease or other disposition.  Any Net Proceeds that are not applied or invested as provided in (i) above and are in excess of the amount provided for in clause (b) of the definition of Permitted Asset Sale will constitute "Excess Proceeds." For the avoidance of doubt, a Limited Permitted Asset Sale may occur only once.  Following the first occurrence of a Limited Permitted Asset Sale, no further Limited Permitted Asset Sale shall be permitted.

"Net Borrowings" means, in respect of the Company, on a consolidated basis, as of a given date, the aggregate of the following, without duplication:
(a)	Total Borrowings; less
(b)	Cash and Cash Equivalents.
"Net Proceeds" means the aggregate cash proceeds received by the Company or any Subsidiary of the Company in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale, but excluding any other consideration received in the form of assumption by the purchaser of indebtedness or other obligations relating to the property or assets that are the subject of such Asset Sale or received in any other non-cash form and not disposed of for cash), net of fees, commissions, expenses and other direct costs relating to such Asset Sale, including, without limitation, (a) fees and expenses related to such Asset Sale (including legal, accounting and investment banking fees, title and recording tax fees and sales and brokerage commissions, and any relocation expenses and severance or shutdown costs incurred as a result of such Asset Sale), (b) all federal, state, provincial, foreign and local taxes paid or payable as a result of the Asset Sale, (c) any escrow or reserve for adjustment in respect of the sale price of such assets established in accordance with IFRS and any reserve in accordance with IFRS against any liabilities associated with such Asset Sale and retained by the seller after such Asset Sale, including liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, except to the extent that such proceeds are released from any such escrow or to the extent such reserve is reduced or eliminated, and (d) any indebtedness required by its terms to be repaid, repurchased, redeemed or otherwise retired upon the applicable Asset Sale.
"Net Worth" means, as of a given date, the result of, without duplication:
(a)          Total Assets, less
(b)          Total Borrowings (without giving effect to any fair value adjustments pursuant to IFRS 13 Fair Value Measurement).
"Permitted Asset Sale" means:
(a)          any sale, transfer, lease or other disposition of any of the Company's or its Subsidiaries' assets (in the ordinary course of business or otherwise) in any transaction or series of transactions, such that (i) the aggregate market value of all assets so sold, transferred, leased or otherwise disposed of during any fiscal year may be up to (and including) 15% of the aggregate market value of all of the Company's and the Company's Subsidiaries' assets (on a consolidated basis) on the last day of the immediately preceding fiscal year and (ii) the Company receives, or the relevant Subsidiary receives, consideration at the time of such sale, transfer, lease or other disposition at least equal to the fair market value (including as to the value of all non-cash consideration), as determined in good faith by the Board of Directors of the Company, of the assets subject to such sale, transfer, lease or other disposition; and

(b)          (i) the actual or constructive total loss of a Vessel or the agreed or compromised total loss of a Vessel, (ii) the destruction of a Vessel, (iii) damage to a Vessel to an extent as shall make repair thereof uneconomical or shall render such Vessel permanently unfit for normal use (other than obsolescence) or (iv) the condemnation, confiscation, requisition for title, seizure, forfeiture or other taking of title to or use of a Vessel that shall not be revoked within 30 days, in each case as determined in good faith by the Board of Directors of the Company, provided, that the aggregate market value of all assets included as a Permitted Asset Sale pursuant to this paragraph (b) during any fiscal year may not exceed 10% of the aggregate market value of all of the Company's and the Company's Subsidiaries' assets (on a consolidated basis) on the last day of the immediately preceding fiscal year.
"Permitted Business" means any business conducted by the Company or any of its Subsidiaries as described in the Company's annual report on Form 20-F for the year ended December 31, 2016 and any businesses that, in the good faith judgment of the Board of Directors of the Company, are reasonably related, ancillary, supplemental or complementary thereto, or reasonable extensions thereof, including without limitation, the direct or indirect ownership, management, operation and chartering of Vessels and any business incidental thereto.
"Permitted Holder" means (a) Emanuele Lauro, (b) any Immediate Family Member of Emanuele Lauro, or (c) one or more Affiliates of any person listed in (a) or (b).
"Redemption Date," with respect to any Notes or portion thereof to be redeemed, means the date fixed for such redemption pursuant to this Third Supplemental Indenture or such Notes.
"Related Assets" means (a) any insurance policies and contracts from time to time in force with respect to a Vessel, (b) the Capital Stock of any Subsidiary of the Company owning one or more Vessels and related assets, (c) any requisition compensation payable in respect of any compulsory acquisition of a Vessel, (d) any earnings derived from the use or operation of a Vessel and/or any earnings account with respect to such earnings, (e) any charters, operating leases, contracts of affreightment, Vessel purchase options and related agreements entered and any security or guarantee in respect of the charterer's or lessee's obligations under such charter, lease, Vessel purchase option or agreement, (f) any cash collateral account established with respect to a Vessel pursuant to the financing arrangement with respect thereto, (g) any building, conversion or repair contracts relating to a Vessel and any security or guarantee in respect of the builder's obligations under such contract and (h) any security interest in, or agreement or assignment relating to, any of the foregoing or any mortgage in respect of a Vessel and any asset reasonably related, ancillary or complementary thereto.
"Total Assets" means, in respect of the Company on a consolidated basis, as of a given date, all of the assets of the Company of the type presented on its consolidated balance sheet.
"Total Borrowings" means, in respect of the Company on a consolidated basis, as of a given date, the aggregate of the following, without duplication:
(a)          the outstanding principal amount of any moneys borrowed; plus
(b)          the outstanding principal amount of any acceptance under any acceptance credit; plus

(c)          the outstanding principal amount of any bond, note, debenture or other similar instrument; plus
(d)          the book values of indebtedness under a lease, charter, hire purchase agreement or other similar arrangement which obligation is required to be classified and accounted for as a capital lease obligation under IFRS (the amount of such obligation at any date will be the capitalized amount thereof at such date, determined in accordance with IFRS); plus
(e)          the outstanding principal amount of all moneys owing in connection with the sale or discounting of receivables (otherwise than on a non-recourse basis or which otherwise meet any requirements for de-recognition under IFRS); plus
(f)          the outstanding principal amount of any indebtedness arising from any deferred payment agreements arranged primarily as a method of raising finance or financing the acquisition of an asset (except trade payables); plus
(g)          any fixed or minimum premium payable on the repayment or redemption of any instrument referred to in clause (c) above; plus
(h)          the outstanding principal amount of any indebtedness of any Person of a type referred to in the above clauses of this definition which is the subject of a guarantee given by the Company to the extent that such guaranteed indebtedness is determined and given a value in respect of the Company on a consolidated basis in accordance with IFRS.
Notwithstanding the foregoing, "Total Borrowings" shall not include any indebtedness or obligations arising from derivative transactions entered into solely for purposes of protecting against interest rate or currency fluctuations.
"Vessels" means one or more shipping vessels primarily designed and utilized for the transport of cargo, including, without limitation, bulk carriers, freighters, general cargo carriers, containerships and tankers, but excluding passenger vessels, or which are otherwise engaged, used or useful in any business activities of the Company, in each case together with all related spares, equipment and any additions or improvements.
"Voting Stock" of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote generally in the election of the Board of Directors of such Person.
For purposes of the foregoing definitions and the covenants set forth in Article VI of this Third Supplemental Indenture, any accounting term, phrase, calculation, determination or treatment used, required or referred to is to be construed in accordance with IFRS in effect as of December 31, 2016.

Section 1.02          Other Definitions.
Term	Defined in Section of this Third Supplemental Indenture
"Additional Amounts"	8.01(a)
"Additional Interest"	7.02(b)
"Additional Notes"	2.04(f)
"Asset Sale"	6.06
"Beneficial Owner" and "Beneficial Ownership"	4.01(a)
"Change of Control"	4.01(a)
"Change of Control Purchase Date"	4.01(a)
"Change of Control Purchase Price"	4.01(a)
"covenant defeasance"	9.06
"DTC"	2.03
"Event of Default"	7.01
"Interest Payment Date"	2.04(c)
"legal defeasance"	9.06
"Limited Permitted Asset Sale Purchase Date"	6.06
"Limited Permitted Asset Sale Purchase Price"	6.06
"Maturity Date"	2.04(b)
"Person"	4.01(a)
"Record Date"	2.04(c)
"Reporting Default"	7.02(b)
"Restricted Payments"	6.04
"Specified Tax Jurisdiction"	8.01(a)
"Taxes"	8.01(a)

ARTICLE II
Application of Supplemental Indenture and
Creation, Forms, Terms and Conditions of Notes
Section 2.01          Application of this Third Supplemental Indenture.  Notwithstanding any other provision of this Third Supplemental Indenture, the provisions of this Third Supplemental Indenture, including the covenants set forth herein, are expressly and solely for the benefit of the Holders of the Notes established by this Third Supplemental Indenture.  The Notes constitute a separate series of Securities as provided in Section 2.01 of the Indenture.
Section 2.02          Creation of the Notes.  In accordance with Section 2.01 of the Indenture, the Company hereby creates the Notes as a separate series of its Securities issued pursuant to the Indenture, as supplemented by this Third Supplemental Indenture.  The Notes shall be issued initially in an aggregate principal amount of $50,000,000.
Section 2.03          Global Notes.  The Notes shall be issued in the form of Global Securities, duly executed by the Company and authenticated by the Trustee, which shall be deposited with the Trustee as custodian for the Depository and registered in the name of "Cede & Co.," as the nominee of the Depository.  The Depository Trust Company ("DTC") initially shall serve as Depository for the Notes.  So long as the Depository, or its nominee, is the registered owner of a Global Security, the Depository or its nominee, as the case may be, shall be considered the sole owner or Holder of the Notes represented by such Global Security for all purposes under the Indenture, this Third Supplemental Indenture and under such Notes.  Ownership of beneficial interests in such Global Security shall be shown on, and transfers thereof will be effective only through, records maintained by the Depository or its nominee (with respect to beneficial interests of participants) or by participants or Persons that hold interests through participants (with respect to beneficial interests of beneficial owners).

Section 2.04          Terms and Conditions of the Notes.  The Notes shall be governed by all the terms and conditions of the Indenture, as supplemented by this Third Supplemental Indenture.  The following provisions shall be terms of the Notes:
(a)          Designation; Aggregate Principal Amount.  The title of the Notes shall be as specified in the Recitals; and the aggregate principal amount of the Notes shall be unlimited.
(b)          Stated Maturity.  The Notes shall mature, and the principal of the Notes shall be due and payable in Dollars to the Holders thereof, together with all accrued and unpaid interest thereon, on June 1, 2019 (the "Maturity Date").
(c)          Payment of Principal and Interest; Additional Amounts.  The Notes shall bear interest at 8.25% per annum, from and including March 31, 2017, or from the most recent Interest Payment Date (as defined hereafter) on which interest has been paid or duly provided for to, but excluding, the next succeeding Interest Payment Date, the Maturity Date or the Redemption Date, as the case may be.  Interest shall also be paid on overdue principal, and, to the extent lawful, overdue installments of interest at the applicable interest rate for the Notes.  Interest shall be calculated on the basis of a 360-day year comprised of twelve 30-day months.  Interest on the Notes shall be payable quarterly in arrears in Dollars on March 1, June 1, September 1 and December 1 of each year, commencing on June 1, 2017 (each such date, an "Interest Payment Date" for the purposes of the Notes issued under this Third Supplemental Indenture).  Payments of interest shall be made to the Person in whose name a Note (or predecessor Note) is registered at the close of business on February 15, May 15, August 15 and November 15 (whether or not that date is a Business Day), as the case may be, immediately preceding such Interest Payment Date (each such date, a "Record Date" for the purposes of the Notes issued under this Third Supplemental Indenture).  All payments in respect of the Notes shall include Additional Amounts as and to the extent set forth in Article VIII of this Third Supplemental Indenture.  If any Interest Payment Date or the Maturity Date of the Notes falls on a day that is not a Business Day, the payment of interest and/or principal, as the case may be, to be paid on such date shall be made on the next succeeding Business Day as if it were made on the date such payment was due, and no interest shall accrue on the amounts so payable for the period from and after such Interest Payment Date or Maturity Date of the Notes, as the case may be, to such next succeeding Business Day.
(d)          Registration and Form; Denomination.  The Notes shall be issuable as registered securities without coupons, as provided in Section 2.03 of this Article II.  The form of the Notes shall be as set forth in Exhibit A attached hereto, which is incorporated herein by reference.  The Notes shall be issued and may be transferred only in minimum denomination of $25.00 and integral multiples of $25.00 in excess thereof.
(e)          Discharge; Legal Defeasance and Covenant Defeasance.  The provisions for satisfaction and discharge, excluding clause 8.01(a)(ii)(4) in Section 8.01 of the Indenture, shall apply with respect to the Notes.  Section 8.03 of the Indenture, relating to legal defeasance, shall not apply to the Notes, and shall be superseded by the provisions of Section 9.05 of this Third Supplemental Indenture.  Section 8.04 of the Indenture, relating to covenant defeasance, shall not apply to the Notes, and shall be superseded by the provisions of Section 9.06 of this Third Supplemental Indenture.

(f)          Further Issuance.  Notwithstanding anything to the contrary contained herein or in the Indenture, the Company may, from time to time, without the consent of or notice to the Holders, create and issue further debt securities having the same interest rate, maturity and other terms (except for the issue date, the public offering price and the first Interest Payment Date) as, ranking equally and ratably with, the Notes (the "Additional Notes").  Such additional Notes shall be consolidated with and shall form a single series with the previously outstanding Notes, including for purposes of voting and redemptions, and shall be fungible with the Notes for United States federal income tax purposes or will have a separate CUSIP number than the Notes.  No Additional Notes may be issued if an Event of Default has occurred and is continuing with respect to the Notes.
(g)          Sinking Fund.  The Notes are not entitled to any sinking fund.
(h)          Registrar and Paying Agent.  Section 2.04 of the Indenture shall be applicable to the Notes.  With respect to the Notes, the office or agency maintained by the Company for purposes of Section 2.04 of the Indenture shall be in the City of New York and shall initially be designated to be the Corporate Trust Office of the Trustee, as such office of the Company.  Deutsche Bank Trust Company Americas, the Trustee, initially shall be the Paying Agent and Registrar for the Notes.
(i)          Currency.  The Notes shall be issued in Dollars and all amounts payable in respect of principal or interest shall be paid in Dollars.
(j)          Other Terms and Conditions.  The Notes shall have such other terms and conditions as provided in the form thereof attached as Exhibit A hereto.
ARTICLE III
Redemption
Section 3.01          Notice of Redemption.  In addition to the information provided for in Section 3.03 of the Indenture, a notice of redemption shall also state: the provision of the Indenture pursuant to which the Notes are being redeemed; the portion of the redemption price constituting accrued and unpaid interest; the amount of Additional Amounts (as defined below), if any, payable on the date fixed for redemption; that unless we default in making the redemption payment on the Notes called for redemption, interest on such Notes will cease to accrue on and after the Redemption Date; and that the Notes called for redemption will become due on the date fixed for redemption.
Section 3.02          Optional Redemption.  The Company may redeem the Notes, at its option, in whole or in part, at any time on or after December 1, 2018, upon providing not less than 30 nor more than 60 days' prior notice to each Holder, at a redemption price equal to 100% of the principal amount to be redeemed, plus accrued and unpaid interest to, but excluding, the date fixed for redemption, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date.
If money sufficient to pay the redemption price of all of the Notes, or portions thereof, to be redeemed on the applicable Redemption Date is irrevocably deposited with the Trustee or paying agent on or before the applicable Redemption Date, then on and after such Redemption Date, interest will cease to accrue on such Notes, or such portion thereof, called for redemption and such Notes will be deemed to be no longer outstanding.

Section 3.03          Optional Redemption for Changes in Withholding Taxes.  The Company may redeem the Notes, at its option, at any time in whole but not in part, upon not less than 30 nor more than 60 days' prior written notice to the Holders (which notice shall be irrevocable), at a redemption price equal to 100% of the outstanding principal amount of Notes, plus accrued and unpaid interest to, but excluding, the applicable date fixed for redemption, and all Additional Amounts (if any) then due and which will become due on the applicable Redemption Date (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date and Additional Amounts (if any) in respect thereof), in the event that the Company determines in good faith that the Company has become or would become obligated to pay, on the next date on which any amount would be payable with respect to the Notes, Additional Amounts and such obligation cannot be avoided by taking reasonable measures available to the Company (including making payment through a paying agent located in another jurisdiction), as a result of:
(a)          a change in or an amendment to the laws (including any regulations or rulings promulgated thereunder) of any Specified Tax Jurisdiction affecting taxation, which change or amendment is announced or becomes effective on or after the date of this Third Supplemental Indenture; or
(b)          any change in or amendment to any official position of a taxing authority in any Specified Tax Jurisdiction regarding the application, administration or interpretation of such laws, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction), which change or amendment is announced or becomes effective on or after the date of this Third Supplemental Indenture.
Notwithstanding the foregoing, no notice of redemption for changes in withholding taxes may be given earlier than 60 days' prior to the earliest date on which the Company would be obligated to pay Additional Amounts if a payment in respect of the Notes were then due.  At least five calendar days before the Company provides notice of redemption of the Notes as set forth in Section 3.03 of the Indenture and Section 3.01 of this Third Supplemental Indenture, the Company will deliver to the Trustee and Paying Agent (i) an Officers' Certificate stating that the Company is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the right of the Company to so redeem have occurred and (ii) an opinion of a nationally recognized independent legal counsel that the Company has or will become obligated to pay Additional Amounts as a result of the circumstances referred to in clause (a) or (b) of the preceding paragraph.
The Trustee and Paying Agent will accept and will be entitled to conclusively rely upon the Officers' Certificate and Opinion of Counsel as sufficient evidence of the satisfaction of the conditions precedent described above, in which case they will be conclusive and binding on the Holders.
Except to the extent inconsistent with the foregoing, all provisions of Article 3 of the Indenture shall apply to any redemption pursuant to this Section 3.03.
Section 3.04          Open Market Repurchases.  Notwithstanding any provision hereunder or in the Indenture to the contrary, the Company and its Affiliates may purchase Notes from investors who are willing to sell from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices.  Notes that the Company or any of its Affiliates purchase may, at the Company's discretion, be held, resold or canceled.

ARTICLE IV
Change of Control
Section 4.01          Change of Control.  (a) If a Change of Control occurs at any time, Holders will have the right, at their option, to require the Company to purchase for cash any or all of such Holder's Notes, or any portion of the principal amount thereof, that is equal to $25.00 or an integral multiple of $25.00.  The price the Company is required to pay (the "Change of Control Purchase Price") is equal to 101% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest to, but excluding, the Change of Control Purchase Date, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date.  The "Change of Control Purchase Date" will be a date specified by the Company that is not less than 20 or more than 35 calendar days following the date of the Change of Control notice as described below.  Any Notes purchased by the Company will be paid for in cash.  A "Change of Control" will be deemed to have occurred at the time after the Notes are originally issued if
(i)          any "Person" (defined, for purposes of this Article IV, as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the "Beneficial Owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (ii) such Person shall be deemed to have "Beneficial Ownership" of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company;
(ii)          the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company (determined on a consolidated basis) to another Person other than (A) a transaction in which the survivor or transferee is a Person that is controlled by the Permitted Holder or (B) a transaction following which, in the case of a merger or consolidation transaction, holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and in substantially the same proportion as before the transaction; or
(iii)          Continuing Directors cease to constitute at least a majority of the Board of Directors; or
(iv)          if after the Notes are initially listed on the New York Stock Exchange or another national securities exchange, the Notes fail, or at any point cease, to be listed on the New York Stock Exchange or such other national securities exchange.  For the avoidance of doubt, it shall not be a Change of Control if after the Notes are initially listed on the New York Stock Exchange or another national securities exchange, such Notes are subsequently listed on a different national securities exchange and the prior listing is terminated.

ARTICLE V
Offer to Purchase
Section 5.01          Purchase Right at Option of Holders Upon Change of Control or Limited Purchase Asset Sale.
(a)          On or before the 30th day after the occurrence of a Change of Control or a Limited Permitted Asset Sale, as the case may be, the Company will provide to all Holders and the Trustee and Paying Agent a written notice of the occurrence of the Change of Control or Limited Permitted Asset Sale and of the resulting purchase right.  Such notice shall state, among other things: (i) the events causing a Change of Control or Limited Permitted Asset Sale, as the case may be; (ii) the date of the Change of Control or Limited Permitted Asset Sale, as the case may be; (iii) the last date on which a Holder may exercise repurchase right; (iv) the Change of Control Purchase Price or Limited Permitted Asset Sale Purchase Price, as applicable; (v) the Change of Control Purchase Date or Limited Permitted Asset Sale, as applicable; (vi) the name and address of the Paying Agent; and (vii) the procedures that Holders must follow to require the Company to purchase their Notes.
(b)          Simultaneously with providing such notice, the Company will publish a notice containing this information in a newspaper of general circulation in The City of New York or publish the information on the Company's website or through such other public medium as the Company may use at that time to achieve a broad dissemination of such notice.
(c)          To exercise the Change of Control purchase right or Limited Permitted Asset Sale purchase right, a Holder must deliver, on or before the third Business Day (or as otherwise provided in the notice provided for in Section 5.01(a) of this Third Supplemental Indenture), immediately preceding the Change of Control Purchase Date or Limited Permitted Asset Sale Purchase Date, as applicable, the Notes to be purchased, duly endorsed for transfer, together with a written purchase notice and the form entitled "Form of Purchase Notice" on the reverse side of the Notes duly completed, to the Paying Agent.  Such notice must:
(i)          if certificated, state the certificate numbers of the Notes to be delivered for purchase;
(ii)          if not certificated, comply with requisite DTC procedures;
(iii)          state the portion of the principal amount of Notes to be purchased, which must be $25.00 or a multiple thereof; and
(iv)          state that the Notes are to be purchased by the Company pursuant to the applicable provisions of the Notes and the Indenture and the Third Supplemental Indenture.
(d)          Holders may withdraw any purchase notice (in whole or in part) by a written notice of withdrawal delivered to the Paying Agent prior to the close of business on the Business Day immediately preceding the Change of Control Purchase Date or Limited Permitted Asset Sale Purchase Date, as applicable.  The notice of withdrawal shall:
(i)          state the principal amount of the withdrawn Notes;
(ii)          if certificated Notes have been issued, state the certificate numbers of the withdrawn Notes;
(iii)          if not certificated, comply with requisite DTC procedures; and
(iv)          state the principal amount, if any, which remains subject to the purchase notice.

(e)          On each Change of Control Purchase Date or Limited Permitted Asset Sale Purchase Date, as applicable, the Company will, to the extent lawful, (i) accept for payment all Notes or portions of Notes properly tendered pursuant to the applicable Change of Control offer or Limited Permitted Asset Sale offer made by the Company, (ii) deposit with the Paying Agent at least one Business Day prior to the Change of Control Purchase Date or Limited Permitted Asset Sale Purchase Date, as applicable, an amount equal to the Change of Control Purchase Price or the Limited Permitted Asset Sale Purchase Price, as applicable, in each case, in respect of all Notes or portions of Notes properly tendered pursuant to the applicable Change of Control offer or Permitted Limited Asset Sale offer made by the Company and (iii) deliver or cause to be delivered to the Trustee the Notes properly accepted, together with an Officers' Certificate stating the aggregate principal amount of Notes or portions of Notes being repurchased.  If the Paying Agent holds money or securities sufficient to pay the Change of Control Purchase Price or the Limited Permitted Asset Sale Purchase Price, as applicable, of the Notes on the Change of Control Purchase Date or the Limited Permitted Asset Sale Purchase Date, as applicable, then:
(i)          the Notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the Notes is made or whether or not the Notes are delivered to the Paying Agent); and
(ii)          all other rights of the Holder will terminate (other than the right to receive the Change of Control Purchase Price or the Limited Permitted Asset Sale, as applicable).
(f)          In connection with any offer to purchase Notes pursuant to a Change of Control purchase notice or Limited Permitted Asset Sale purchase notice, as applicable, the Company will, to the extent applicable, comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable securities laws and regulations to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control or Limited Permitted Asset Sale.  To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of this Third Supplemental Indenture, the Company will comply with any applicable securities laws and regulations and will not be deemed to have breached its obligations under this Third Supplemental Indenture by virtue of such compliance.
(g)          No Notes may be purchased at the option of Holders thereof upon a Change of Control or Limited Permitted Asset Sale if the principal amount of the Notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date.
ARTICLE VI
Covenants
The covenants set forth in this Article VI shall be applicable to the Company in addition to the covenants in Article 4 of the Indenture, which shall in all respects be applicable in respect of the Notes.
Section 6.01          Limitation on Borrowings.  The Company shall not permit Net Borrowings to equal or exceed 70% of Total Assets.

Section 6.02          Limitation on Minimum Net Worth.  The Company shall ensure that its Net Worth always exceeds six hundred fifty million dollars ($650,000,000).
Section 6.03          Reports.  Following any Cross Default, the Company shall promptly notify the Holders of the occurrence of such Cross Default.
Section 6.04          Restricted Payments.  If (a) an Event of Default or an event or circumstance which, with the giving of any notice or the lapse of time, would constitute an Event of Default has occurred and is continuing, (b) an Event of Default or an event or circumstance which, with the giving of any notice or the lapse of time, would constitute an Event of Default would result therefrom, (c) the Company is not in compliance with the covenant described under Section 6.01 or Section 6.02 of this Third Supplemental Indenture, or (d) any payment of dividends or any form of distribution or return of capital would result in the Company not being in compliance with the covenant described under Section 6.01 of Section 6.02 of this Third Supplemental Indenture, then none of the Company or any Subsidiary will declare or pay any dividends or return any capital to its equity holders (other than the Company or a wholly-owned Subsidiary of the Company) or authorize or make any other distribution, payment or delivery of property or cash to its equity holders (other than the Company or a wholly-owned Subsidiary of the Company), or redeem, retire, purchase or otherwise acquire, directly or indirectly, for value, any interest of any class or series of its equity interests (or acquire any rights, options or warrants relating thereto but not including convertible debt) now or hereafter outstanding and held by Persons other than the Company or any wholly-owned Subsidiary, or repay any subordinated loans to equity holders (other than the Company or a wholly-owned Subsidiary of the Company) or set aside any funds for any of the foregoing purposes ("Restricted Payments").
Section 6.05          Line of Business.  The Company will not, nor will the Company permit any of its Subsidiaries (other than an Immaterial Subsidiary) to, engage primarily in any business other than a Permitted Business.
Section 6.06          Limitation on Asset Sales.  The Company shall not, and shall not permit any Subsidiary to, in the ordinary course of business or otherwise, sell, lease, convey, transfer or otherwise dispose of any of the Company's, or of any such Subsidiary's, assets (including Capital Stock and warrants, options or other rights to acquire Capital Stock) (an "Asset Sale"), other than pursuant to a Permitted Asset Sale or a Limited Permitted Asset Sale, unless (A) the Company receives, or the relevant Subsidiary receives, consideration at the time of such Asset Sale at least equal to the fair market value (including as to the value of all non-cash consideration), as determined in good faith by the Board of Directors of the Company, of the assets subject to such Asset Sale, and (B) within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company or the relevant Subsidiary, as the case may be, shall apply all such Net Proceeds to:
(a)          repay or prepay indebtedness under any Credit Facility secured by a lien on assets of the Company or any Subsidiary;
(b)          acquire all or substantially all of the assets of, or any Capital Stock of, a person primarily engaged in a Permitted Business; provided, that in the case of the acquisition of Capital Stock of any Person, such Person is or becomes a Subsidiary of the Company and will be subject to all restrictions described in this Third Supplemental Indenture as applying to Subsidiaries of the Company existing on the Issue Date;

(c)          make a capital expenditure;
(d)          acquire other assets that are not classified as current assets under IFRS and that are used or useful in a Permitted Business (including, without limitation, Vessels and Related Assets);
(e)          repay unsecured senior indebtedness of the Company or any Subsidiary (including any redemption, repurchase, retirement or other acquisition of the Notes); and
(f)          any combination of the transactions permitted by the foregoing clauses (a) through (e), provided, that any sale, assignment, conveyance, transfer or lease of all or substantially all of the Company's properties and assets to any Person or Persons (whether in a single transaction or a series of related transactions) will be governed by the provisions described under Section 4.01 of this Third Supplemental Indenture and Article 5 of the Indenture and not by the provisions of this Section 6.06.
A (1) binding contract to apply the Net Proceeds in accordance with clauses (b) through (d) above shall toll the 365-day period in respect of such Net Proceeds or (2) determination by the Company to apply all or a portion of such Net Proceeds toward the exercise of an outstanding purchase option contract shall toll the 365-day period in respect of such Net Proceeds or portion thereof, in each case, for a period not to exceed 365 days or, in the case of a binding contract to acquire one or more Vessels, until the end of the construction or delivery period specified in such binding contract, as the same may be extended, from the expiration of the aforementioned 365-day period, provided, that such binding contract and such determination by the Company, in each case, shall be treated as a permitted application of Net Proceeds from the date of such binding contract or determination until and only until the earlier of (x) the date on which such acquisition or expenditure is consummated and (y) (i) in the case of a construction contract or any exercised purchase option contract, the date of expiration or termination of such construction contract or exercised purchase option contract and (ii) in all other cases, the 365th day following the expiration of the aforementioned 365-day period.
Pending the final application of any Net Proceeds, the Company or any of its Subsidiaries may apply Net Proceeds to the repayment or reduction of outstanding indebtedness or otherwise invest the Net Proceeds in any manner that is not prohibited by the Indenture.
If a Limited Permitted Asset Sale occurs at any time, the Company must, within 30 days of such Limited Permitted Asset Sale, make pursuant to Article V of this Third Supplemental Indenture an offer to purchase Notes having a principal amount equal to the Excess Proceeds of such Limited Permitted Asset Sale.  The price that the Company will be required to pay (the "Limited Permitted Asset Sale Purchase Price") is equal to 101% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest to, but excluding, the Limited Permitted Asset Sale Purchase Date, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date.  If the offer to purchase is for less than all of the outstanding Notes and Notes in an aggregate principal amount in excess of the purchase amount are tendered and not withdrawn pursuant to the offer, the Company will purchase Notes having an aggregate principal amount equal to the purchase amount on a pro rata basis, with adjustments so that only notes in multiples of $25.00 principal amount will be purchased.  The "Limited Permitted Asset Sale Purchase Date" will be a date specified by the Company that is not less than 20 nor more than 35 calendar days following the date of the Limited Permitted Asset Sale notice as described in Article V of this Third Supplemental Indenture.  Any Notes purchased by the Company pursuant to such offer to purchase will be paid for in cash.

Section 6.07          Compliance Certificate.  Section 4.03 of the Indenture shall be superseded in its entirety by the following:
The Company shall deliver to the Trustee, within 120 days after the end of each fiscal year, an Officers' Certificate stating that a review of the activities of the Company and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Company has kept, observed, performed and fulfilled its obligations under the Indenture, and further stating, as to such Officer signing such certificate, that to the best of his or her knowledge the Company is not in default in the performance or observance of any of the terms, provisions and conditions of the Indenture or this Third Supplemental Indenture (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto).  The Company shall deliver to the Trustee, within 30 days after the occurrence thereof, written notice in the form of an Officers' Certificate of any Event of Default described Section 7.01 of this Third Supplemental Indenture and any event of which it becomes aware that with the giving of notice or the lapse of time would become such an Event of Default, its status and what action the Company is taking or proposes to take with respect thereto.
ARTICLE VII
Events of Default
Section 7.01          Modifications of Certain Events of Default.  The Events of Default set forth in Section 6.01 of the Indenture shall be superseded in their entirety by the following Events of Default in this Section 7.01 (each an "Event of Default"):
(a)          default in the payment of the principal of or any premium on any Notes, or any Additional Amounts payable with respect thereto, when such principal or premium becomes or such Additional Amounts become due and payable at Maturity; or
(b)          default in the payment of any interest on any Security of such series, or any Additional Amounts payable with respect thereto, when such interest becomes or such Additional Amounts become due and payable, and continuance of such default for a period of 30 days; or
(c)          failure by the Company to perform or comply with the provisions of Article 5 of the Indenture (as amended by this Third Supplemental Indenture) relating to mergers and similar events; or
(d)          failure by the Company to provide notice of a Change of Control or a Limited Permitted Asset Sale or to repurchase Notes tendered for repurchase following the occurrence of a Change of Control or a Limited Permitted Asset Sale in conformity with the covenants set forth in Article IV of this Third Supplemental Indenture; or
(e)          default in the performance, or breach, of any covenant of the Company in this Third Supplemental Indenture or the Indenture, and continuance of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in principal amount of the outstanding Notes, a written notice; or

(f)          any debt of the Company or any Subsidiary having an aggregate principal amount of $25.0 million or more in the aggregate for all such debt of all such Persons (i) is subject to an event of default that results in such debt being due and payable prior to its scheduled maturity or (ii) is subject to a failure to make a principal payment when due and such defaulted payment is not made, waived or extended within the applicable grace period; or
(g)          the entry against the Company of one or more final judgments or decrees for the payment of money in an aggregate amount in excess of $25.0 million, by a court or courts of competent jurisdiction, which final judgment or decree remains undischarged, unstayed or unwaived for a period of 90 consecutive days; or
(h)          the entry by a court having competent jurisdiction of:
(i)          a decree or order for relief in respect of the Company or any Significant Subsidiary in an involuntary proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or
(ii)          a decree or order adjudging the Company or any Significant Subsidiary to be insolvent, or approving a petition seeking reorganization, arrangement, adjustment or composition of the Company or any Significant Subsidiary and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or
(iii)          a final and non-appealable order appointing a custodian, receiver, liquidator, assignee, trustee or other similar official of the Company or any Significant Subsidiary of any substantial part of the property of the Company or any Significant Subsidiary or ordering the winding up or liquidation of the affairs of the Company or any Significant Subsidiary; or
(i)          the commencement by the Company or any Significant Subsidiary of a voluntary proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law or of a voluntary proceeding seeking to be adjudicated insolvent or the consent by the Company or any Significant Subsidiary to the entry of a decree or order for relief in an involuntary proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law or to the commencement of any insolvency proceedings against it, or the filing by the Company or any Significant Subsidiary of a petition or answer or consent seeking reorganization, arrangement, adjustment or composition of the Company or any Significant Subsidiary or relief under any applicable law, or the consent by the Company or any Significant Subsidiary to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or similar official of the Company or any Significant Subsidiary or any substantial part of the property of the Company or any Significant Subsidiary or the making by the Company or any Significant Subsidiary of an assignment for the benefit of creditors, or the taking of corporate action by the Company or any Significant Subsidiary in furtherance of any such action.
Section 7.02          Acceleration of Maturity; Rescission and Annulment.  Section 6.02(a) of the Indenture shall be applicable to the Notes, except that the reference therein to "clauses (g) or (h) of Section 6.01" shall be replaced by a reference to "clauses (h) or (i) of Section 7.01 of the Third Supplemental Indenture."

Section 7.03          Section 6.02(b) of the Indenture shall be superseded in its entirety by the following:
Notwithstanding the foregoing, at the election of the Company, the sole remedy with respect to an Event of Default resulting from a failure by the Company to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act or the requirements of Section 4.02 of the Indenture (any such Event of Default, a "Reporting Default"), shall, after the occurrence of such Reporting Default consist exclusively of the right to receive additional interest (the "Additional Interest") on the Notes at an annual rate equal to (i) 0.25% of the principal amount of the Notes for each day during the 90 calendar day period beginning on, and including, the date on which such Reporting Default first occurs and on which such Reporting Default is continuing and (ii) 0.50% of the principal amount of the Notes for each day during the 90 calendar day period beginning on, and including, the 91st day following the date on which such Reporting Default first occurs and on which such Reporting Default is continuing.  If the Company so elects, the Additional Interest shall accrue on all outstanding Notes from and including the date on which such Reporting Default first occurs until such violation is cured or waived and shall be payable in arrears on regular Interest Payment Dates.  On the 181st day after such Reporting Default (if such violation is not cured or waived prior to such 181st calendar day), then the Trustee or the Holders of not less than 25% in principal amount of the outstanding Notes may declare the principal of all the Notes to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by the Holders), and upon any such declaration such principal or such lesser amount shall become immediately due and payable.
If the Company elects to pay the Additional Interest as the sole remedy during the first 180 days following the occurrence of a Reporting Default, the Company shall notify in writing the Holders, the Paying Agent and the Trustee of such election at any time on or before the close of business on the fifth Business Day prior to the date on which such Reporting Default would otherwise occur.  Unless and until a Responsible Officer of the Trustee receives at the Corporate Trust Office such written notice, the Trustee may assume without inquiry that Additional Interest is not payable.
ARTICLE VIII
Additional Amounts
Section 8.01          Additional Amounts.  (a) All payments made by or on behalf of the Company under or with respect to the Notes will be made free and clear of and without withholding or deduction for, or on account of, any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and other liabilities related thereto) (hereinafter "Taxes") unless the withholding or deduction of such Taxes is then required by law.  If any deduction or withholding for, or on account of, any Taxes imposed or levied by or on behalf of the government of the Republic of Marshall Islands or any political subdivision or any authority or agency therein or thereof having power to tax, or any other jurisdiction in which the Company (including any successor entity) is organized or is otherwise resident for tax purposes, or any jurisdiction from or through which payment is made (including, without limitation, the jurisdiction of each paying agent) (each a "Specified Tax Jurisdiction"), will at any time be required to be made from any payments made under or with respect to the Notes the Company will pay such additional amounts (the "Additional Amounts") as may be necessary so that the net amount received in respect of such payments by a Holder (including Additional Amounts) after such withholding or deduction will not be less than the amount such Holder would have received if such Taxes had not been withheld or deducted; provided, however, that the foregoing obligation to pay Additional Amounts does not apply to:
(i)          any Taxes that would not have been so imposed but for the Holder or beneficial owner of the Notes having any present or former connection with the Specified Tax Jurisdiction (other than the mere acquisition, ownership, holding, enforcement or receipt of payment in respect of the Notes);

(ii)          any estate, inheritance, gift, sales, excise, transfer, personal property tax or similar tax, assessment or governmental charge;
(iii)          any Taxes payable other than by deduction or withholding from payments under, or with respect to, the Notes;
(iv)          any Taxes imposed as a result of the failure of the Holder or beneficial owner of the Notes to complete, execute and deliver to the Company any form or document to the extent applicable to such Holder or beneficial owner that may be required by law or by reason of administration of such law and which is reasonably requested in writing to be delivered to the Company in order to enable the Company to make payments on the Notes without deduction or withholding for Taxes, or with deduction or withholding of a lesser amount, which form or document will be delivered within 60 days of a written request therefor by the Company;
(v)          any Taxes that would not have been so imposed but for the beneficiary of the payment having presented a Note for payment (in cases in which presentation is required) more than 30 days after the date on which such payment or such Note became due and payable or the date on which payment thereof is duly provided for, whichever is later (except to the extent that the Holder would have been entitled to Additional Amounts had the Note been presented on the last day of such 30-day period);
(vi)          any Taxes imposed on or with respect to any payment by the Company to the Holder if such Holder is a fiduciary or partnership or Person other than the sole beneficial owner of such payment, to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such partnership or the beneficial owner of such payment would not have been entitled to Additional Amounts had such beneficiary, settlor, member or beneficial owner been the actual Holder of such Note;
(vii)          any Taxes that are required to be deducted or withheld on a payment pursuant to European Council Directive 2003/48/EC or any law implementing, or introduced in order to conform to, such directive; or
(viii)          any combination of items (i) through (vii) above.
(b)          If the Company becomes aware that it will be obligated to pay Additional Amounts with respect to any payment under or with respect to the Notes, the Company will deliver to the Trustee and Paying Agent at least 30 days prior to the date of that payment (unless the obligation to pay Additional Amounts arises after the 30th day prior to that payment date, in which case the Company will notify the Trustee and Paying Agent in writing promptly thereafter but in no event later than five calendar days prior to the date of payment) an Officers' Certificate stating the fact that Additional Amounts will be payable and the amount so payable.  The Officers' Certificate shall also set forth any other information necessary to enable the Paying Agent to pay Additional Amounts to Holders on the relevant payment date.  The Trustee and Paying Agent will be entitled to rely solely on such Officers' Certificate as conclusive proof that such payments are necessary.  The Company will provide the Trustee and Paying Agent with documentation evidencing the payment of Additional Amounts.

(c)          The Company will make all withholdings and deductions required by law and will remit the full amount deducted or withheld to the relevant governmental authority on a timely basis in accordance with applicable law.  As soon as practicable, the Company will provide the Trustee and Paying Agent with an official receipt or, if official receipts are not obtainable, other documentation evidencing the payment of the Taxes so withheld or deducted.  Upon written request, copies of those receipts or other documentation, as the case may be, will be made available by the Trustee and Paying Agent to the Holders of the Notes.
(d)          Whenever in the Indenture or this Third Supplemental Indenture there is referenced, in any context, the payment of amounts based upon the principal amount of the Notes or of principal, interest or any other amount payable under, or with respect to, the Notes, such reference will be deemed to include payment of Additional Amounts as described under this heading to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.
(e)          The Company will indemnify a Holder, within 10 Business Days after written demand therefor, for the full amount of any Taxes paid by such Holder to a governmental authority of a Specified Tax Jurisdiction, on or with respect to any payment by on or account of any obligation of the Company to withhold or deduct an amount on account of Taxes for which the Company would have been obligated to pay Additional Amounts hereunder and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant governmental authority.  A certificate as to the amount of such payment or liability delivered to the Company by a Holder will be conclusive absent manifest error.
(f)          The Company will pay any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies that arise in any Specified Tax Jurisdiction from the execution, delivery, enforcement or registration of the Notes, the Indenture or any other document or instrument in relation thereof, or the receipt of any payments with respect to the Notes, and the Company will indemnify the Holders for any such taxes paid by such Holders.
Section 8.02          Obligations to Survive.  The obligations described in Section 8.01 of this Third Supplemental Indenture will survive any termination, defeasance or discharge of the Indenture and will apply mutatis mutandis to any jurisdiction in which any successor person to the Company is organized or any political subdivision or authority or agency thereof or therein.
ARTICLE IX
Further Modifications to Indenture
Section 9.01          Outstanding Securities.  Section 2.09 of the Indenture shall be applicable to the Notes, except that the third paragraph shall be superseded in its entirety by the following:
If, on or after the Maturity of the Securities or any redemption date or date for purchase of the Notes pursuant to an Offer to Purchase, the Trustee (or Paying Agent, other than the Company or an Affiliate of the Company) holds money sufficient to pay all amounts then due, those Notes payable or to be redeemed or purchased on that date cease to be outstanding and interest on them ceases to accrue.

Section 9.02          Successors.  Section 5.01 and Section 5.02 of the Indenture shall be superseded in their entirety by the following:
(a)          The Company will not
(i)          consolidate with or merge with or into any Person or permit any Person to merge with or into the Company, or
(ii)          sell, assign, convey, transfer, or otherwise dispose of all or substantially all of its properties and assets, in one transaction or a series of related transactions, to any Person or
(iii)          lease all or substantially all of its assets, whether in one transaction or a series of transactions, to one or more other Persons, unless
(A)          the successor Person, if any, is a corporation, partnership, trust or other entity organized and validly existing under the laws of the Republic of the Marshall Islands, the United States of America, any State of the United States of America or the District of Columbia, the Commonwealth of the Bahamas, the Republic of Liberia, the Republic of Panama, the Commonwealth of Bermuda, the British Virgin Islands, the Cayman Islands, the Isle of Man, Cyprus, Norway, Greece, Hong Kong, the United Kingdom, Malta, any Member State of the European Union and any other jurisdiction generally acceptable, as determined in good faith by the Board of Directors of the Company, to institutional lenders in the shipping industries;
(B)          immediately after giving effect to the transaction, no Default or Event of Default has occurred and is continuing;
(C)          such Person or Persons shall expressly assume by supplemental indenture executed and delivered to the Trustee, in form satisfactory to the Trustee, the due and punctual payment of the principal of, and any interest on, all Notes and the performance or observance of every covenant of the Indenture and the Third Supplemental Indenture on the part of the Company to be performed or observed; and
(D)          the Company delivers to the Trustee, prior to the consummation of the transaction, an Officers' Certificate and an Opinion of Counsel, each stating that the consolidation, merger or transfer and the supplemental indenture (if any) comply with the Indenture, as supplemented by the Third Supplemental Indenture.
(b)          Upon the consummation of any transaction effected in accordance with these provisions, the successor Person will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, the Third Supplemental Indenture and the Notes with the same effect as if such successor Person had been named as the Company in the Indenture.  Upon such substitution, except in the case of (i) a lease or (ii) the sale, conveyance, transfer or disposition of less than all its assets, the Company will be released from its obligations under the Indenture, the Third Supplemental Indenture and the Notes.

Section 9.03          Principal and Interest Inclusive.  With respect to the Notes, all provisions of this Third Supplemental Indenture and the Indenture relating to principal and interest, shall be understood to include, to the extent applicable, the Change of Control Purchase Price, the Limited Permitted Asset Sale Purchase Price, any redemption price, any Additional Amounts, any Additional Interest, and any other amounts then payable upon the Notes.
Section 9.04          Satisfaction and Discharge.  Section 8.01 of the Indenture shall be applicable to the Notes, except that in Section 8.01(a)(ii) the phrase "have become due and payable, or" shall be deleted.
Section 9.05          Legal Defeasance.  Section 8.03 of the Indenture shall not apply to the Notes, and shall be superseded by the provisions of this Section 9.05 of this Third Supplemental Indenture.  After the 123rd day following the deposit referred to in clause (1), the Company will be deemed to have paid and will be discharged from its obligations in respect of the Notes and the Indenture, other than its obligations in Article 2 of the Indenture, and Sections 4.01 of the Indenture, Section 7.07 of the Indenture, Section 7.08 of the Indenture, Section 8.05 of the Indenture and Section 9.07 of this Third Supplemental Indenture ("legal defeasance"), provided the following conditions have been satisfied:
(a)          The Company has irrevocably deposited in trust with the Trustee, as trust funds solely for the benefit of the Holders, money or U.S. Government Obligations or a combination thereof sufficient, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certificate thereof delivered to the Trustee, without consideration of any reinvestment, to pay principal of and interest on the Notes to maturity or redemption, as the case may be, provided that any redemption before maturity has been irrevocably provided for under arrangements satisfactory to the Trustee.
(b)          No default has occurred and is continuing on the date of the deposit or occurs at any time during the 123-day period following the deposit.
(c)          The deposit will not result in a breach or violation of, or constitute a default under, the Indenture, this Third Supplemental Indenture or any other agreement or instrument to which the Company is a party or by which it is bound.
(d)          The Company has delivered to the Trustee
(i)          either (x) a ruling received from the Internal Revenue Service to the effect that the beneficial owners of the Notes to be defeased will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would otherwise have been the case or (y) an Opinion of Counsel, based on a change in law after the date of this Third Supplemental Indenture, to the same effect as the ruling described in clause (x), and
(ii)          an Opinion of Counsel to the effect that (i) the creation of the defeasance trust does not violate the Investment Company Act of 1940, (ii) the Holders have a valid first priority Note interest in the trust funds (subject to customary exceptions), and (iii) after the passage of 123 days following the deposit, the trust funds will not be subject to the effect of Section 547 of the United States Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law.

(e)          If the Notes are listed on a national securities exchange, the Company has delivered to the Trustee an Opinion of Counsel to the effect that the deposit and defeasance will not cause the Notes to be delisted.
(f)          The Company has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, in each case stating that all conditions precedent provided for herein relating to the defeasance have been complied with.
Prior to the end of the 123-day period, none of the Company's obligations under the Indenture or the Third Supplemental Indenture will be discharged.  Thereafter, the Trustee upon request will acknowledge in writing the discharge of the Company's obligations under the Notes, the Indenture and the Third Supplemental Indenture except for the surviving obligations specified above.
Section 9.06          Covenant Defeasance.  Section 8.04 of the Indenture shall not apply to the Notes, and shall be superseded by the provisions of this Section 9.06 of this Third Supplemental Indenture.  After the 123rd day following the deposit referred to in clause (1) of Section 9.05 of this Third Supplemental Indenture, the Company's obligations set forth in Sections 6.01 through 6.06 of this Third Supplemental Indenture and clauses (c), (d), (e), (f) and (g) of Section 7.01 of this Third Supplemental Indenture will no longer constitute Events of Default ("covenant defeasance"), provided the following conditions have been satisfied:
(a)          The Company has complied with clauses (a), (b), (c), d(ii), (e) and (f) of Section 9.05 of this Third Supplemental Indenture; and
(b)          the Company has delivered to the Trustee an Opinion of Counsel to the effect that the beneficial owners of the Notes to be defeased will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would otherwise have been the case.
Except as specifically stated above, none of the Company's obligations under the Indenture will be discharged.
Section 9.07          Reinstatement.  If and for so long as the Trustee is unable to apply any money or U.S. Government Obligations held in trust pursuant to Section 8.01 of the Indenture, or Sections 9.05 or 9.06 of this Third Supplemental Indenture by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company's obligations under the Indenture, the Third Supplemental Indenture and the Notes will be reinstated as though no such deposit in trust had been made.  If the Company makes any payment of principal of or interest on any Notes because of the reinstatement of its obligations, it will be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held in trust.
Section 9.08          Modification Without Consent.  With respect to the Notes, the following clauses (a) through (h) shall replace clauses (a) through (h) of Section 9.01 of the Indenture:

(a)          to cure any ambiguity, omission, defect or inconsistency that does not adversely affect the rights of any Holder of the Notes in any material respect;
(b)          to provide for the assumption by a successor corporation of the Company's obligations under the Indenture and this Third Supplemental Indenture, in accordance with Article 5 of the Indenture, as amended by Section 9.02 of this Third Supplemental Indenture;
(c)          to secure the Notes;
(d)          to add to the Covenants of the Company for the benefit of the Holders of the Notes or to surrender any right or power conferred upon the Company;
(e)          to provide for uncertificated Notes, at any time that the Notes are in certificated form;
(f)          to evidence and provide for the acceptance of appointment of a successor Trustee with respect to the Notes;
(g)          to comply with the requirements of the TIA and any rules promulgated under the TIA; and
(h)          to make any other change that does not adversely affect the rights of any Holder of the Notes in any material respect;
Section 9.09          Modification With Consent.  With respect to the Notes, the following clauses (a) through (k) shall replace clauses (a) through (l) of Section 9.03 of the Indenture:
(a)          change the stated maturity of the principal of, or any interest on, the Notes;
(b)          reduce the principal amount of, or interest on, the Notes;
(c)          change the interest rate applicable to the Notes;
(d)          change the currency of payment of principal of, or interest on, the Notes or change any Note's place of payment;
(e)          impair the right of any Holder to receive payment of principal of, and interest on, such Holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on, or with respect to, the Notes;
(f)          modify the provisions with respect to the purchase rights of the Holders pursuant to Section 4.01 and Section 6.06 of this Third Supplemental Indenture in a manner adverse to the Holders of Notes;
(g)          change the ranking of the Notes;
(h)          change the Company's obligation to pay Additional Amounts on any Note;

(i)          waive a default or Event of Default in the payment of principal of, or interest, if any, on any Note (except a rescission of acceleration of the Notes by the Holders of at least a majority in principal amount of the outstanding Notes and a waiver of the payment default that resulted from such acceleration);
(j)          waive a redemption payment with respect to any Note or change any of the provisions with respect to the redemption of the Notes in a manner adverse to the Holders of Notes; and
(k)          modify provisions with respect to modification, amendment or waiver (including waiver of Events of Default), except to increase the percentage required for modification, amendment or waiver or to provide for consent of each affected Holder of the Notes.
ARTICLE X
Miscellaneous
Section 10.01          Ratification of Indenture.  This Third Supplemental Indenture is executed and shall be constructed as an indenture supplement to the Indenture, and as supplemented and modified hereby, the Indenture is in all respects ratified and confirmed, and the Indenture and this Third Supplemental Indenture shall be read, taken and constructed as one and the same instrument.
Section 10.02          Trust Indenture Act Controls.  If any provision of this Third Supplemental Indenture limits, qualifies or conflicts with another provision that is required or deemed to be included in this Third Supplemental Indenture by the Trust Indenture Act, the required or deemed provision shall control.
Section 10.03          Notices.  All notices and other communications shall be given as provided in the Indenture.
Section 10.04          Governing Law.  With respect to the Notes, Section 10.11 of the Indenture shall be superseded in its entirety by the following:
THE INDENTURE, THIS THIRD SUPPLEMENTAL INDENTURE AND THE NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE OR INSTRUMENTS ENTERED INTO AND, IN EACH CASE, PERFORMED IN THE STATE OF NEW YORK.
(a)          Any legal suit, action or proceeding arising out of or based upon this Indenture (each a "Related Proceeding") may be instituted in the federal courts of the United States of America located in the City and County of New York, Borough of Manhattan, or the courts of the State of New York in each case located in the City and County of New York, Borough of Manhattan (collectively, the "Specified Courts"), and each party irrevocably submits to the exclusive jurisdiction (except for proceedings instituted in regard to the enforcement of a judgment of any such court (a "Related Judgment"), as to which such jurisdiction is non-exclusive) of such courts in any such suit, action or proceeding.  Service of any process, summons, notice or document by mail to such party's address set forth above shall be effective service of process for any suit, action or other proceeding brought in any such court.  The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or other proceeding in the Specified Courts and irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such suit, action or other proceeding brought in any such court has been brought in an inconvenient forum.  Each of the Company and its subsidiaries not located in the United States irrevocably appoints Sting, LLC, a Delaware limited liability company, as its agent to receive service of process or other legal summons for purposes of any such suit, action or proceeding that may be instituted in any state or federal court in the City and County of New York.

(b)          With respect to any Related Proceeding, each party irrevocably waives, to the fullest extent permitted by applicable law, all immunity (whether on the basis of sovereignty or otherwise) from jurisdiction, service of process, attachment (both before and after judgment) and execution to which it might otherwise be entitled in the Specified Courts, and with respect to any Related Judgment, each party waives any such immunity in the Specified Courts or any other court of competent jurisdiction, and will not raise or claim or cause to be pleaded any such immunity at or in respect of any such Related Proceeding or Related Judgment, including, without limitation, any immunity pursuant to the United States Foreign Sovereign Immunities Act of 1976, as amended.
Section 10.05          Successors.  All covenants and agreements in this Third Supplemental Indenture and the Notes by the Company shall bind its successors and assigns, whether so expressed or not.
Section 10.06          Counterparts.  This Third Supplemental Indenture may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.  The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to parties hereto and may be issued in lieu of the original Indenture and signature pages for all purposes.
Section 10.07          Headings.  The Article and Section headings of this Third Supplemental Indenture are for convenience only and shall not affect the construction hereof.
Section 10.08          Cross-References.  To the extent this Third Supplemental Indenture supersedes or replaces a section of the Indenture, references to such section elsewhere in the Indenture shall be understood to refer to the section of this Third Supplemental Indenture superseding or replacing such section.
Section 10.09          Trustee Not Responsible for Recitals.  The recitals contained herein and in the Notes, except the Trustee's certificate of authentication shall be taken as the statements of the Company and neither the Trustee nor any Authenticating Agent assumes any responsibility for their correctness.  The Trustee makes no representations as to the validity or sufficiency of this Third Supplemental Indenture or of the Notes, except that the Trustee represents that it is duly authorized to execute and deliver this Third Supplemental Indenture, authenticate the Notes and perform its obligations hereunder and that the statements made by it in a Statement of Eligibility on Form T-1 supplied to the Company are true and accurate, subject to the qualifications set forth therein.  Neither the Trustee nor any Authenticating Agent shall be accountable for the use or application by the Company of the Notes or the proceeds thereof.
The Trustee shall not be responsible in any manner whatsoever for or with respect to (i) the proper authorization hereof by the Company by action or otherwise, (ii) the due execution hereof by the Company, or (iii) the consequences of any amendment herein provided for.

IN WITNESS WHEREOF, the parties have caused this Third Supplemental Indenture to be duly executed as of the date first written above.
COMPANY: SCORPIO TANKERS INC.

By:	/s/ Brian M. Lee
	Name:	Brian M. Lee
	Title:	Chief Financial Officer

[Signature Page to Third Supplemental Indenture]

TRUSTEE: DEUTSCHE BANK TRUST COMPANY AMERICAS, as trustee

By:	Deutsche Bank National Trust Company

By:	/s/ Chris Niesz
	Name:	Chris Niesz
	Title:	Assistant Vice President

By:	/s/ Debra A. Schwalb
	Name:	Debra A. Schwalb
	Title:	Vice President

[Signature Page to Third Supplemental Indenture]

EXHIBIT A
FORM OF NOTE
THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY (AS DEFINED IN THE INDENTURE) OR A NOMINEE THEREOF.  THIS NOTE IS EXCHANGEABLE FOR NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITORY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE AND, UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY, OR BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY, OR BY THE DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY.
UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE COMPANY (AS DEFINED BELOW) OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.
CUSIP NO. Y7542C 122
 ISIN NO. MHY7542C1223
SCORPIO TANKERS INC.
8.25% SENIOR NOTE DUE 2019
$50,000,000	No.:

SCORPIO TANKERS INC., a Marshall Islands corporation (hereinafter called the "Company", which term includes any successor corporation under the Indenture referred to below), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of $50,000,000 (FIFTY MILLION DOLLARS) set forth on Schedule I annexed hereto on June 1, 2019, and to pay interest thereon from and including March 31, 2017 or from the most recent Interest Payment Date on which interest has been paid or duly provided for, quarterly on March 1, June 1, September 1 and December 1 in each year, commencing June 1, 2017, at the rate of 8.25% per annum, until the principal hereof is paid or made available for payment.  Interest on this Note shall be computed on the basis of a 360-day year of twelve 30-day months.  If any Interest Payment Date or the Maturity Date falls on a day that is not a Business Day, the required payment of interest or principal, as the case may be, shall be made on the next succeeding Business Day as if it were made on the date such payment was due and no interest shall accrue on the amount so payable for the period from and after such Interest Payment Date or the Maturity Date, as the case may be, to such next Business Day.  The interest so payable and punctually paid or duly provided for on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Note (or one or more predecessor Notes) is registered at the close of business on the Regular Record Date for such interest, which shall be February 15, May 15, August 15 and November 15 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date.  Any such interest which is payable but not punctually paid or duly provided for on any Interest Payment Date shall forthwith cease to be payable to the registered Holder hereof on the relevant Regular Record Date by virtue or having been such Holder, and may be paid to the Person in whose name this Note (or one or more predecessor Notes) is registered at the close of business on a subsequent special record date (which shall be at least 10 days before the payment date) for the payment of such defaulted interest to be fixed by the Company, notice whereof shall be given to the Holders of Notes not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture.

Payment of the principal of and interest on this Note (including, without limitation, any purchase price relating to a Change of Control offer to purchase or a Limited Permitted Asset sale offer to purchase) will be made at the office or agency of the Company maintained for that purpose in The Borough of Manhattan, The City of New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that, at the option of the Company, interest may be paid by check mailed to the address of the Person entitled thereto as such address shall appear in the Security register; provided, further, that payment to DTC or any successor depository may be made by wire transfer to the account designated by DTC or such successor depository in writing.
This Note is one of a duly authorized issue of securities of the Company designated as its 8.25% Senior Notes due 2019 (herein called the "Notes"), issued and to be issued in one or more series under an Indenture, dated as of May 12, 2014 (the "Base Indenture"), between the Company and Deutsche Bank Trust Company Americas, as Trustee (herein called the "Trustee," which term includes any successor trustee under the Indenture), as supplemented by the Third Supplemental Indenture, dated March 31, 2017, between the Company and the Trustee (the "Third Supplemental Indenture" and, together with the Base Indenture, the "Indenture"), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Notes, and of the terms upon which the Notes are, and are to be, authenticated and delivered.  This Note is one of the series designated on the face hereof, initially limited (subject to exceptions provided in the Indenture) to the aggregate principal amount of $50,000,000.
If an Event of Default with respect to the Notes shall occur and be continuing, the principal of the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.
The Notes may not be redeemed prior to the Stated Maturity, except as described in Article III of the Third Supplemental Indenture.  The Notes are not subject to any sinking fund.
Upon the occurrence of a Change of Control or a Limited Permitted Asset Sale, each Holder of Notes will have the right to require the Company to purchase all or a portion of such Holder's Notes at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to but excluding the date of purchase, to the extent provided for in the Indenture.
The Indenture contains provisions permitting, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Notes of each series issued under the Indenture at any time by the Company and the Trustee with the written consent of the Holders of not less than a majority in aggregate principal amount of the Notes at the time Outstanding of each series affected thereby.  The Indenture also contains provisions permitting the Holders of specified percentages in aggregate principal amount of the Notes of any series at the time Outstanding, on behalf of the Holders of all Notes of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences.  Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Notes issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.
No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Note, at the times, place and rate, and in the coin or currency, herein and in the Indenture prescribed.

As provided in the Indenture and subject to certain limitations set forth therein and in this Note, the transfer of this Note may be registered on the Security register upon surrender of this Note for registration of transfer at the office or agency of the Company maintained for that purpose in any place where the principal of and interest on this Note are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Registrar duly executed by, the Holder hereof or by his attorney duly authorized in writing, and thereupon one or more new Notes of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.
The Notes are issuable only in registered form in the denominations of $25.00 or any integral multiple thereof.  As provided in the Indenture and subject to certain limitations set forth in the Indenture, and in this Note, the Notes are exchangeable for a like aggregate principal amount of Notes of this series in different authorized denominations, as requested by the Holders surrendering the same.
No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith, other than in certain cases provided in the Indenture.
Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.
The Indenture contains provisions whereby (i) the Company may be discharged from its obligations with respect to the Notes (subject to certain exceptions) or (ii) the Company may be released from its obligations under specified covenants and agreements in the Indenture, in each case if the Company irrevocably deposits with the Trustee money or U.S. Government Obligations, or a combination thereof, in an amount sufficient, without consideration of any reinvestment, to pay and discharge the entire indebtedness on all Notes of this series, and satisfies certain other conditions, all as more fully provided in the Indenture.
This Note shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made or instruments entered into and, in each case, performed in said State.
All terms used in this Note without definition that are defined in the Indenture shall have the meanings assigned to them in the Indenture.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Company has caused this Note to be to be duly executed as of the date set forth below.
SCORPIO TANKERS INC.

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to 8.25% Senior Note due 2019]

Trustee's Certificate of Authentication
This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.
Dated:  March 31, 2017
DEUTSCHE BANK TRUST COMPANY AMERICAS, as trustee

By:
Authorized Signatory

[Certificate of Authentication to 8.25% Senior Note due 2019]

ASSIGNMENT FORM
FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto
PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE

PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS INCLUDING POSTAL ZIP CODE OF ASSIGNEE

the within Security and all rights thereunder, hereby irrevocably constituting and appointing attorney to transfer said Security on the books of the Company, with full power of substitution in the premises.
Dated:   ______________________
Signature:   ___________________
NOTICE:	THE SIGNATURE TO THIS ASSIGNMENT MUST CORRESPOND WITH THE NAME AS WRITTEN UPON THE FACE OF THE WITHIN INSTRUMENT IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATEVER.
Signature Guarantee:
SIGNATURE GUARANTEE
Signatures must be guaranteed by an "eligible guarantor institution" meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program ("STAMP") or such other "signature guarantee program" as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

FORM OF PURCHASE NOTICE
If you want to elect to have this Note purchased by the Company pursuant to Section 5.01 of the Third Supplemental Indenture, check the box:
If you want to elect to have only part of this Note purchased by the Company pursuant to Section 5.01 of the Third Supplemental Indenture, state the amount in principal amount: $
Dated:	Your Signature:
(Sign exactly as your name appears on the other side of this Note.)

Signature Guarantee:
(Signature must be guaranteed)

Signatures must be guaranteed by an "eligible guarantor institution" meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program ("STAMP") or such other "signature guarantee program" as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

Schedule I
SCHEDULE OF TRANSFERS AND EXCHANGES
The initial principal amount of this Global Security is $50,000,000 (FIFTY MILLION DOLLARS).  The following increases or decreases in principal amount of this Global Security have been made:
Date of Exchange	Amount of Decrease in Principal Amount of this Global Security	Amount of Increase in Principal Amount of this Global Security	Principal Amount of this Global Security following such Decrease or Increase	Signature of Authorized Signatory of trustee or Custodian
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